UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 4, 2006

3D SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-22250	95-4431352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

333 Three D Systems Circle
Rock Hill, South Carolina	29730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (803) 326-3900

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

This Form 8-K is being filed to disclose two recent events occurring in the normal course of business of 3D Systems Corporation (the “Company”).

As previously disclosed, the Company ceased operations at its Grand Junction, Colorado facility on April 28, 2006, the facility was listed for sale during the first quarter of 2006, and on July 27, 2006 the Company entered into an agreement to sell the Grand Junction facility for a cash purchase price of $7.3 million.

On September 27, 2006, the Company received notice from the buyer that the facility in Grand Junction would not be suitable for the buyer’s purposes and consequently the agreement to sell was terminated.  The facility is currently listed for sale.

On September 28, 2006, 687,625 shares of common stock, par value $0.001 per share, were issued by the Company to certain holders upon the conversion by such holders of $7.0 million aggregate principal amount of 6% convertible subordinated debentures previously issued by the Company to such holders in a private transaction in November 2003.

These shares of common stock were issued by the Company in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3D SYSTEMS CORPORATION
Date: October 4, 2006
/s/ ROBERT M. GRACE, JR.
(Signature)
	Name:	Robert M. Grace, Jr.
	Title:	Vice President, General Counsel and Secretary